David E. Coffey, CPA
Certified Pubic Accountant
6767 West Tropicana, Suite 216
Las Vegas, Nevada 89103
Telephone: (702) 871-3979

January 6, 2003

Cyber Mark International Corp.
Las Vegas, Nevada 89103

Based on the proposed merger with a company that has leases in Canada, I feel that it is in the best interest that I resign as auditor because of my limited staff and the geographical diversity of the assets of the Company. My resignation will be effective as of January 6, 2003.

Sincerely,

By:/s/ David E. Coffey
David E. Coffey, Certified Public Accountant